EXHIBIT 99

NEWS:

The Sherwin-Williams Company • 101 West Prospect Avenue •

Cleveland, Ohio 44115 • (216) 566-2140

CLEVELAND, OHIO – October 24, 2011 – The Sherwin-Williams Company (NYSE: SHW) announced that it has reached a settlement of the Internal Revenue Service’s audit of Sherwin-Williams’ employee stock ownership plan (“ESOP”). Sherwin-Williams has fully resolved all IRS issues for the 2003 through 2009 tax years relating to the matters disclosed in Sherwin-Williams’ Current Report on Form 8-K dated May 20, 2011 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011. Sherwin-Williams received a Notice of Proposed Adjustment from the IRS on May 20, 2011 challenging the ESOP related federal income tax deductions claimed by Sherwin-Williams and proposing substantial excise taxes and penalties.

The settlement, which resolves all ESOP related tax issues (including interest), will result in an after-tax charge relating to federal and state incomes taxes totaling approximately $75.0 million ($0.72 per diluted common share) and a reduction in shareholders’ equity of approximately $51.2 million in Sherwin-Williams’ fourth quarter. These amounts were not included in Sherwin-Williams’ previous fourth quarter and full year 2011 earnings guidance.

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Contacts:

Bob Wells

Senior Vice President – Corporate Communications and Public Affairs

Sherwin-Williams

Direct: 216.566.2244

rjwells@sherwin.com

Mike Conway

Director – Corporate Communications and Investor Relations

Sherwin-Williams

Direct: 216.515.4393

Pager: 216.422.3751

mike.conway@sherwin.com